Exhibit 5.3

[HSY&R LETTERHEAD]

April 28, 2005

Riddell Bell Holdings, Inc.

6225 North State Highway 161

Suite 300

Irving, Texas 75038

Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the State of Alabama (the “State”) to Pro-Line Team Sports, Inc., an Alabama corporation (“Pro-Line”) and an indirect wholly owned subsidiary of Riddell Bell Holdings, Inc., a Delaware corporation (the “Issuer”), and Pro-Line Athletic Equipment, Inc., an Alabama corporation (“Athletic”) and an indirect wholly owned subsidiary of Issuer, (Pro-Line and Athletic, together referred to herein as the “Alabama Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $140,000,000 aggregate principal amount of the Issuer’s outstanding 8.375% Senior Subordinated Notes due 2012 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of September 30, 2004 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Alabama Guarantors, the other Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Alabama Guarantors pursuant to Article 11 of the Indenture.

In connection with this opinion, we have examined originals, copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) records of the proceedings of the Alabama Guarantors with respect to the execution and delivery of the Guarantor Documents (as hereinafter defined), (ii) the Indenture (iii) the Notation of Guarantee (the “Guarantee”) and (iv) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein. The Indenture and the Guarantee are hereinafter collectively referred to as the “Guarantor Documents.”

In rendering the opinion expressed herein, we have also relied on such statements of public officials and we have also examined such certificates of corporate and public officials and such other documents and instruments as we have deemed necessary for the purposes of rendering the opinions set forth herein and as to any facts material to the opinions expressed

Riddell Bell Holdings, Inc.

April 28, 2005

herein which we did not independently establish or verify, we have relied to the extent we have deemed proper, upon information obtained from officers or employees of the Alabama Guarantors and the other parties to the Guarantor Documents.

For purposes of this opinion, we are, without independent verification, assuming the genuineness of all signatures on all instruments and other documents, the legal capacity of all natural persons, the authenticity and completeness of all instruments and other documents submitted to us as originals, and the conformity to originals of all documents and instruments submitted to us as certified, photostatic or conformed copies.

Based upon the foregoing and upon such other investigations of law as we have deemed appropriate and subject to the limitations, qualifications and other statements contained in this letter, we are of the opinion that:

1. The Alabama Guarantors have been organized and are validly existing under the laws of the State.

2. The execution and delivery by the Alabama Guarantors, and the performance of its obligations under the Guarantor Documents has been duly authorized by all necessary corporate action on the part of the Alabama Guarantors.

In rendering the opinions expressed herein, we have not made any special investigation concerning any law, rule or regulation, other than those laws, rules and regulations which in my experience, based on facts known to us, are normally applicable to transactions of the type contemplated by the Guarantor Documents. The opinions expressed in this letter are provided as legal opinions only and not as any guaranties or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied. The opinions expressed herein are limited to the laws of the State and United States federal law. The opinions expressed in this letter are governed by the laws of the State and are solely for the benefit of the addressees of this letter.

Without prior written consent, the opinions expressed herein may not be published, quoted or referenced to, or filed with, any Person, nor may they be relied upon by you in connection with any other matter or relied upon by any other Person in connection with any matter or in any manner whatsoever, except that this letter or a copy hereof may be shown to any governmental agency that so requests, and Ropes & Gray LLP may rely on the opinion in this letter in delivering an opinion in connection with the issue of the Exchange Notes. Additionally, notwithstanding anything herein to the contrary, we hereby consent to the filing of this opinion with the Registration Statement with the Commission and the inclusion of our name under the caption “Legal Matters” in the Prospectus included therein. The opinions expressed herein are based upon, and limited to laws and to published case decisions as of this

Riddell Bell Holdings, Inc.

April 28, 2005

date, and to the facts known to us on this date, and we do not undertake to provide any opinion as to any matter or to advise any Person with respect to any events or changes occurring subsequent to the date of this letter.

Very truly yours,

HASKELL SLAUGHTER YOUNG & REDIKER, LLC

By: /s/ Gwen L. Windle

Gwen L. Windle